UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
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Check the appropriate box:
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[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12
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                         DOMINI SOCIAL INVESTMENT TRUST
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:


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                              D.F. King & Co., Inc.
                                TELEPHONE SCRIPT

                         Domini Social Investments- June

INTRODUCTION

Hello, Mr./Mrs. (Shareholder). My name is ___________, and I'm calling on behalf of DOMINI SOCIAL INVESTMENTS to follow-up on a recent mailing of proxy materials. Have you received these materials?

     IF NO - Then help the shareholder obtain the material he/she requires. If a NOBO, give him/her the 800# and have them call back when they receive. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as "14" or "15".

IF YES - Your Board Members are asking you to consider proposals which they have studied carefully. They recommend that you vote in favor of the proposals. For your convenience, I can record your vote over the telephone right now. Is that okay?

IF YES - Do you have any questions before we proceed?

     Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Board Members have recommended that he/she vote in favor of the proposal. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections.

     Here is how we will proceed. The call will be recorded. I will ask you for your name, your address and ONLY the last 4 digits of your social security number (or Tax Identification Number if shares are registered to an entity). Finally, I will confirm that you have received the proxy materials and take your vote. You will be mailed a letter confirming your votes, which will tell you how to make any changes, if you wish. Are you ready?

IF NO - Do you have any questions that I can answer about this proxy?


     Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Board Members have recommended that he/she vote in favor of the proposal. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections

     If you would rather not vote by phone, we would appreciate it if you would vote another way at your earliest convenience. You can sign and date the proxy card you received, and return it in the envelope provided. If you prefer, you can also vote by internet or touch-tone telephone by following

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     the instructions in your mailing information. Are you sure that you wouldn't prefer to vote right now over the phone?



BEGIN THE VOTE

First, I'll reintroduce myself. My name is __________, calling from D.F. King & Co., Inc. on behalf of DOMINI SOCIAL INVESTMENTS. Today's date is __________ and the time is __________.

May I please have your full name? (If shareholder is an entity: May I please have your title? Can you confirm that you are authorized to vote these DOMINI SOCIAL BOND FUND shares?)

May I please have your address?

May I have the last 4 digits of your social security number? (If shareholder is an entity, ask for Tax Identification Number.)

Input the last 4 digits of the SSN. You may NOT proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his shares. However, if the shareholder continues to resist, you have no choice but to politely end the call.

Have you received the proxy materials?


ACTUAL VOTING

Your Board Members are asking you to consider a proposal which they have studied carefully. They recommend that you vote in favor of the proposal. Would you like to vote in favor of the proposal as recommended by your Board?

     If you are required to read the proposal individually, end each proposal by saying, "YOUR BOARD RECOMMENDS THAT YOU VOTE IN FAVOR. HOW WOULD YOU LIKE TO VOTE?" For most proposals, the valid responses are

                   F = For proposal.
                   A = Against proposal.
                   B = Abstain.


CLOSING

I have recorded your votes. You have voted __________. Is that correct? As your voting agent I will execute a written proxy in accordance with your instructions and forward it on to the fund. In the next 72 hours, we will mail you a letter by first class mail confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.




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                         Domini Social Investments- June


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                            ANSWERING MACHINE MESSAGE
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Hello, this message is regarding your investment in the Domini Social Bond Fund.
You should have recently received proxy materials in the mail concerning the SPECIAL SHAREHOLDERS MEETING to be held on JUNE 28, 2005.

Your vote is important. Please sign, date and return the proxy card at your earliest convenience in the postage paid envelope provided.

If you prefer, you can also vote by Internet or touch-tone telephone by following the instructions included in the mailing information.

If you have any questions regarding the information that you are being asked to consider or need new proxy materials, please call our proxy solicitor D.F. King & Co., Inc. at 1-888-414-5566.

Thank you for your consideration.